Exhibit 99.1
Contact:
Kal Goldberg/David Press
FD
212-850-5600
AMERICAN TIRE DISTRIBUTORS HOLDINGS ANNOUNCES PLAN FOR INITIAL PUBLIC OFFERING
~ Company Files S-1 Registration Statement ~
Charlotte, N.C. – February 5, 2010 – American Tire Distributors Holdings, Inc. (“American Tire Distributors”) today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of its common stock. American Tire Distributors intends to list its common stock on the New York Stock Exchange under the symbol “ATD.” The number of shares to be offered and the price range for the offering have not yet been determined. The shares of common stock to be sold in this offering are proposed to be sold by American Tire Distributors, with shares to satisfy the underwriters’ overallotment option to be sold by certain existing stockholders. American Tire Distributors will not receive any of the proceeds from the sale of shares by the selling stockholders.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
BofA Merrill Lynch and Deutsche Bank Securities will act as joint book-running managers for the proposed offering. The offering will be made only by means of a prospectus. Once available, a preliminary prospectus relating to this offering may be obtained from: BofA Merrill Lynch, Attention: Preliminary Prospectus Department, 4 World Financial Center, New York, NY 10080, or email Prospectus.Requests@ml.com and Deutsche Bank Securities, via telephone: (800) 503-4611; or standard mail at 100 Plaza One, Jersey City, New Jersey 07311 Attn: Prospectus Department.
About American Tire Distributors
American Tire Distributors is the largest replacement tire distributor in the United States. Through a network of 83 distribution centers serving 37 states, American Tire Distributors offers access to a broad and deep inventory, representing approximately 40,000 stock-keeping units, to approximately 60,000 customers. The company provides tire retailers with a range of services, including frequent and timely delivery of inventory, business support services, such as credit, training and access to consumer market data, administration of tire manufacturer affiliate programs, a leading online ordering and reporting system and a website that enables its tire retailer customers to participate in Internet marketing of tires to consumers.